Exhibit 11.1

CODE OF ETHICAL CONDUCT

Æterna Zentaris Inc. (“Æterna Zentaris”) and all of the directors, officers and employees of Æterna Zentaris and its subsidiaries (collectively with Æterna Zentaris, the “Company”) are committed to preserving the reputation of the Company for integrity and excellence and conducting the businesses and activities of the Company honestly and ethically and in compliance with applicable laws, rules and regulations.

Accordingly, the Board of Directors of Æterna Zentaris has adopted this Code of Ethical Conduct, which applies to all directors, officers and employees of the Company and its subsidiaries, including, but not limited to, Æterna Zentaris’ principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This Code of Ethical Conduct is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 (and the related regulations adopted by the Securities and Exchange Commission) and the applicable Marketplace Rules of The Nasdaq Stock Market, Inc.

This Code of Ethical Conduct does not summarize all of the Company’s policies. You must also comply with the Company’s other policies which are set forth elsewhere. In addition, this Code of Ethical Conduct reflects general principles of conduct and does not anticipate or cover in detail every topic or situation. If you have a question about anything covered in this Code of Ethical Conduct or if you are unsure about whether some action would be consistent with this Code of Ethical Conduct, you agree to ask the Head of Legal Affairs of Æterna Zentaris GmbH or the Corporate Secretary of Æterna Zentaris (the “Compliance Officer”). Similarly, if you should encounter a situation in which you are unsure what to do, you agree to tell the Head of Legal Affairs of Æterna Zentaris GmbH or the Compliance Officer and ask for help.

Policies and Practice

General Conduct - Conflicts of Interest

You should act ethically, honestly and with integrity. Your duty to act ethically, honestly and with integrity includes avoiding actual or apparent conflicts of interest between your personal, private interests and the interests of the Company, including using your position to receive improper personal benefits. This obligation applies to both business relationships and personal activities. A “conflict of interest” exists whenever your interests (financial or otherwise) interfere or conflict in any way (or even appear to interfere or conflict) with the Company’s interests. A conflict of interest can arise when you take actions or have interests that may make it difficult to perform your work for the Company objectively and effectively. Conflicts of interest may also arise when you, or members of your family, receive improper personal benefits as a result of your position with the Company, regardless of from where those benefits are received.

You also owe the Company a duty to advance its legitimate interests when the opportunity to do so arises. You are prohibited from (i) taking for yourself personally opportunities that properly belong to the Company or are discovered through the use of the Company’s resources, property, information or your position with the Company; (ii) using corporate property, information (confidential or otherwise) or position for personal gain; or (iii) competing with the Company. You should conduct your personal affairs so that there can be no unfavorable reflection on the Company, either express or implied.

 Compliance with Laws, Rules and Regulations

In performing your duties on behalf of the Company, you must comply with all applicable governmental laws, rules and regulations, as well as the rules and regulations of any stock exchanges and quotation systems on which Æterna Zentaris’ securities are listed.

Public Disclosure - Confidentiality of Non-Public Information

As a public company, Æterna Zentaris must provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Æterna Zentaris files with, or submits to, the Securities and Exchange Commission or other regulators and in other public communications by Æterna Zentaris.

Consequently, the Company’s books, business records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and regulatory requirements, including, if applicable, maintaining the financial and accounting records in accordance with generally accepted accounting principles, and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

In addition, all employees, officers and directors of the Company are expected to comply with the Company’s disclosure controls and procedures to ensure that material information relating to the Company is timely recorded, processed, summarized and reported in accordance with all applicable laws, rules and regulations. You must ensure that all information or data that you report to management is accurate and honest, and you must fully and accurately comply with all audits, requests for special record keeping or retention of documents, documents or other material from or on behalf of the Company’s auditors or the Company’s management.

You must also take all reasonable measures to protect the confidentiality of non-public information about the Company and its customers obtained or created in connection with your activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

Compliance with this Code of Ethical Conduct

All employees, officers and directors of the Company, regardless of level or seniority in the Company, have a duty to review, understand and adhere strictly to the guidelines set forth in this Code of Ethical Conduct.

The Company is committed to holding all employees, officers and directors accountable for adherence to this Code of Ethical Conduct.

Duty to Report Violations of this Code of Ethical Conduct - No Retaliation

The Company recognizes that employees may be reluctant in reporting certain types of potential issues relating to violations of the Code of Ethical Conduct. It is for that reason, in addition to those enumerated above, that the Company has selected an independent third party supplier to provide a confidential and anonymous communication channel for reporting concerns about possible violations of the Code of Ethical Conduct as well as financial and/or accounting irregularities or fraud.

All inquiries will be transmitted to the Chair of the Audit Committee and handled promptly and discreetly. Anonymity and confidentiality will be maintained insofar as is possible. The Company employees will not be penalized, dismissed, demoted or suspended and no retaliatory action will be taken against them for reporting or inquiring in good faith about potential breaches of the Code of Ethical Conduct, or for seeking guidance on how to handle suspected breaches.

Details, on how to access this reporting service or how to contact the Compliance Officer or the Subsidiaries Legal Department, are available on Æterna Zentaris’ Web site at www.aeternazentaris.com under section Investors/Governance.

Disciplinary Actions

The Company is committed to the appropriate, prompt investigation and follow-up of any violation or suspected violation of this Code of Ethical Conduct. Reports of violations will be investigated.

As far as legally possible, violations of this Code of Ethical Conduct may result in disciplinary measures, including, depending on the individual circumstances, the level of involvement and knowledge and the severity of the violation, (i) warning and/or reprimand; (ii) demotion; or (iii) termination of the employment.

In addition, violations of this Code of Ethical Conduct may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

Waivers of any Provision of this Code of Ethical Conduct

Any request for a waiver of any provision of this Code of Ethical Conduct for a director, officer or employee of the Company must be in writing and addressed to the Compliance Officer. The Board of Directors of Æterna Zentaris must approve any waiver with respect to this Code of Ethical Conduct that involves a director or an executive officer of Æterna Zentaris. Waivers of any provision of this Code of Ethical Conduct for an officer or employee of the Company (other than a person who is a director or executive officer of Æterna Zentaris) may be made by the Compliance Officer.

Æterna Zentaris is required to publicly disclose any waivers granted to a director or executive officer of Æterna Zentaris, along with the reasons for such waivers, in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the relevant rules, if any, of any stock exchanges and quotation systems on which Æterna Zentaris’ securities are listed.

Amendments to this Code of Ethical Conduct

The Board of Directors of Æterna Zentaris may update or otherwise amend this Code of Ethical Conduct. When there are material changes, the Company will provide each director, officer and employee of the Company with an updated copy of the Code of Ethical Conduct.

Adopted and approved by the Board of Directors on March 29, 2004 and amended by the Board of Directors on November 3, 2004, December 13, 2005 and March 2, 2007